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                                                                   EXHIBIT 11(a)


                                    AGREEMENT


     Agreement made this 7th day of February, 1985 by and between Continental Assurance Company Separate Account (B) (the "Separate Account") and Continental Assurance Company (the "Company").

     1. CNA Investor Services, Inc. ("ISI") is an affiliate of the Company. Within twenty days after the effective date of this Agreement, the Company will enter into an agreement with ISI whereunder ISI will report quarterly to the Company the ISI's net profits as defined in Paragraph 3 hereof in connection with brokerage services provided by ISI for the Separate Account. ISI will keep such books and records as are necessary to facilitate such reporting, and such books and records will be made available to the Company and the Separate Account for inspection upon reasonable notice to ISI.


     2. Subject to its primary obligation to obtain the best execution and price possible for each brokerage transaction, and its unqualified discretion in the case of any brokerage transaction to choose any exchange or no exchange for the execution of the transaction, and recognizing that in many situations, secrecy, speed and other facts have a bearing on the circumstances of a transaction, the Company agrees that it will endeavor to make use of the brokerage facilities of ISI for portfolio brokerage transactions of the Separate Account when such use is in the best interest of the Separate Account. The Company agrees that an amount equal to the "net profits" as defined in Paragraph 3 hereof derived by ISI quarter shall be credited by the Company against the investment advisory fee payable to the Company by the Separate Account as soon as the amount of such fees are ascertainable.


     3. "Net profits" as used in Paragraphs 1 and 2 hereof shall mean the amount if any, by which the following credits exceed the following debits:


          (a) Gross revenues of ISI derived from its execution of portfolio brokerage transactions on behalf of the Separate Account will be credited.


          (b) Direct expenses, as defined in subparagraph (c) (1) herein, of transactions described in paragraph (a) herein, will be debited.


          (c) As used herein, the following phrases shall have the following meanings:


               (1) "Direct expenses" includes all expense items characterized as "direct" in accordance with good accounting practice and specifically includes, but is not limited to, applicable floor brokerage fees, clearing brokers' fees, commissions on forwarded orders, transfer taxes, exchange fees, interest charges directly applicable to a transaction, and other fees and charges relating to brokerage transactions.

     4. This Agreement shall be effective with respect to "net profits" derived by ISI as defined in Paragraph 3 from Separate Account portfolio brokerage transactions made after February 7, 1985. Such "net profits" shall be credited against the investment advisory fee payable to the Company by the Separate Account as soon as the amount of such fees are ascertainable.


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     IN WITNESS WHEREOF, the Separate Account and the Company have caused this
Agreement to be duly executed the day and year above written.


                                               CONTINENTAL ASSURANCE COMPANY
                                               SEPARATE ACCOUNT (B)

                                               By: /s/ Donald C. Ryroft
                                                  -----------------------------
ATTEST: /s/ Robert S. Wetzel                               Chairman
       ---------------------------
             Secretary
                                               CONTINENTAL ASSURANCE COMPANY

                                               By: /s/ Donald C. Ryroft
                                                  ----------------------------
ATTEST: /s/ Thomas R. Igleski                              Vice President
       ---------------------------
             Secretary


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